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Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (Form S-8) pertaining to shares of common stock that may be issued upon the exercise of stock options that have been or may be issued in the future under the Amended and Restated 2003 Stock Incentive Plan of our reports on the consolidated financial statements and schedule of DigitalNet Holdings, Inc. dated January 27, 2003 (except with respect to the matter discussed in paragraph 6 in Note 1, as to which the date is March 28, 2003) and our reports on the consolidated financial statements and schedule of DigitalNet Government Solutions, LLC dated January 27, 2003, all included in the DigitalNet Holdings, Inc. registration statement (Form S-1 No. 333-107764) and the related final prospectus.

/s/ Ernst & Young LLP

McLean, Virginia
October 14, 2003

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  Exhibit 23.2
Consent of Independent Auditors